Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-90786 and 33-8111) and in the Registration Statements on Form S-8 (Nos. 333-97417, 333-84352, 333-84346, 333-62806, 333-62808, 333-29993, 33-65187, 33-65185, 33-65183, 33-65181, 33-31530, 33-17963, 2-79437 and 2-47905) of The Goodyear Tire & Rubber Company of our report dated March 16, 2005, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cleveland, Ohio
March 16, 2005